Exhibit 99.1

Electrify America Invests $2 Million in Envision Solar Infrastructure, Further Increasing Rural

Californians’ Access to Sustainable Electric Vehicle Charging

Placement of 30 durable, solar-powered EV ARC™ charging stations with two Level 2 EV chargers each will help Electrify America continue to expand access to public charging options across rural California

RESTON, VA (February 27, 2020) – Electrify America is investing $2 million in solar-powered electric vehicle (EV) charging stations in rural California that are not tied to the electrical grid. The investment will expand access to sustainable EV charging to drivers in rural areas, including the Central, Coachella, and Imperial Valleys.

Electrify America is sourcing the chargers from Envision Solar (Nasdaq: EVSI, EVSIW), a San Diego-based sustainable technology company. The EV ARC™ 2020 is a transportable, solar-powered electric vehicle-charging infrastructure product. Each standalone station is equipped with a 4.28-kilowatt (kW) sun-tracking solar array, 32kWh of on-board battery storage, and two Electrify America Level 2 EV chargers capable of charging speeds up to 6kW. This combination allows for two customers to charge their vehicles at the same time using 100 percent renewable electricity – regardless of weather or time of day.

“Envision Solar’s innovative technology allows us to offer renewable energy solutions for electric vehicle charging,” said Giovanni Palazzo, president and chief executive officer of Electrify America. “Along with supporting California’s broader air quality goals, this investment expands reliable, low-cost charging solutions to California residents living outside of major metropolitan areas – further demonstrating that electric vehicles are for everyone.”

Electrify America will dispatch 30 standalone EV ARC™ 2020 stations to carefully selected areas in rural California. Because of the custom size and flexible nature of the EV ARC™ 2020, the stations can be deployed quickly and without disruptive construction. Deployment takes only minutes, and the chargers can fit easily inside a standard parking spot, preserving available parking.

“Electric vehicles accounted for about 8% of car sales in California in 2019 but EV penetration is still less than half a percent in rural areas,” said Desmond Wheatley, chief executive officer of Envision Solar. “Electrify America’s deployment of our rapidly deployed, solar-powered EV charging products will help the state get closer to its goal of 250,000 charging stations by 2025 while putting fully emissions free driving within reach of those who need it most. We look forward to continuing to support Electrify America’s efforts now and in the future.”

The unique ability of EV ARC™ 2020 to operate independent of the electrical grid not only provides ease and flexibility in installation, but also makes it a reliable source of power. The units are built to withstand extreme weather – holding up against winds up to 120 mph and floods up to 9.5 feet. This keeps the technology operating in the event of a blackout or power outage, allowing EV customers to charge their vehicles and get home. Additionally, the chargers can serve as a resource for first responders who may need to quickly relocate the transportable units to provide power in the event of an emergency.

Installation of the Envision Solar chargers will begin in the first half of 2020. Like all public charging stations on the Electrify America network, the EV ARC™ 2020 chargers being deployed by Electrify America promote consumer choice by supporting all light-duty electric vehicles.

More details about Electrify America’s California Cycle 2 ZEV Investment Plan can be found at https://www.electrifyamerica.com.

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About Electrify America

Electrify America LLC, the largest open DC fast charging network in the U.S., is investing $2 billion over 10 years in Zero Emission Vehicle (ZEV) infrastructure, education and access. The investment will enable millions of Americans to discover the benefits of electric driving and support the build-out of a nationwide network of workplace, community and highway chargers that are convenient and reliable. Electrify America expects to install or have under development approximately 800 total charging stations with about 3,500 DC fast chargers by December 2021. During this period, the company will be expanding to 29 metros and 45 states, including two cross-country routes, delivering on its commitment to support increased ZEV adoption with a network that is comprehensive, technologically advanced and customer friendly. Electrify America also offers home charging solutions for consumers with flexible installation options. For more information, visit www.electrifyamerica.com and www.media.electrifyamerica.com.

Connect with Electrify America on social media:

@ElectrifyAm	/ElectrifyAmerica	@electrifyamerica	/electrifyamerica

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, produces and sells unique and patented sustainable infrastructure products, for electric vehicle charging, energy security and outdoor media, including the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia™ solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the Nasdaq under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Forward-Looking Statements

This Envision Solar International, Inc. Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

News Media Contacts:

Mike.Moran@ElectrifyAmerica.com

703.872.7936

Sandra.Peterson@EnvisionSolar.com

858.221.4241

Investor Relations Contact:

Tristan Traywick

tt@CoreIR.com

516.222.2560

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